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                                                             Exhibit 99.1

                              November 16, 1998

     Chattem, Inc. (NASDAQ: CHATT), a Chattanooga, TN-based manufacturer of health and skin care products and the Sunsource line of dietary supplements, today announced that it had signed a definitive agreement to acquire the DEXATRIM, SPORTSCREME, ASPERCREME, CAPZASIN-P, CAPZASIN-HP and ARTHRITIS HOT brands from Thompson Medical Company, Inc. for $95 million. 1998 net sales of the acquired products will reach an estimated $55 million.

     Dexatrim has been the leading domestic OTC diet aid for over 22 years and currently holds a 59% market share. The five acquired topical analgesic brands together rank as the second leading franchise in that category with Sportscreme being the leading brand in the sports segment while Aspercreme is the leading odor-free brand. The acquired topical analgesic brands, when combined with Chattem's own Flex-All and Icy Hot lines, give the Company significant breadth in this dynamic category and establishes Chattem as a leader in this segment of the overall analgesic category.

     Pursuant to the terms of the acquisition agreement, Chattem will purchase the brand assets, including inventories and trademarks, plus assume certain trade liabilities. The transaction is expected to close no later than December 21, 1998, pending expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period. PaineWebber Incorporated served as Thompson Medical's financial advisor on the transaction, while Chattem's financing for the transaction is led by Bank of America.

     Chattem expects the acquired brands to add in the range of $.65 to $.75 to fiscal 1999 earnings per share. Thompson Medical has supported the acquired brands with significant advertising and promotional expenditures, and Chattem will continue this aggressive support following the acquisition. Additionally, all of the acquired brands will benefit from Chattem's manufacturing, sales and distribution efficiencies.

     Fiscal 1998 pro forma revenues for Chattem including the Thompson brands and a full year of BAN sales would be approximately $307 million, while
1999 fiscal year revenues should reach approximately $335 million.

     All forward looking statements, including the expected contribution of the acquired brands to fiscal 1999 earnings and fiscal 1999 revenues, are subject to the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission.